Exhibit 99.1

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Johnson & Johnson Announces Completion of Synthes Acquisition

Combination Creates the World’s Leading Orthopaedics Business

New Brunswick, NJ (June 14, 2012) – Johnson & Johnson today announced the completion of the acquisition of Synthes, Inc. for a total purchase price of $19.7 billion in cash and stock. Synthes will now be integrated with the DePuy franchise to establish the DePuy Synthes Companies of Johnson & Johnson.
“The completion of the Synthes acquisition creates the world’s most innovative and comprehensive orthopaedics business and reflects our long-standing strategy of leadership within attractive health care markets,” said Alex Gorsky, Chief Executive Officer, Johnson & Johnson. “The combination of these two respected leaders -- Synthes and DePuy --  will enable us to better serve clinicians and patients worldwide, bring new innovations to the orthopaedics and neurological marketplace, and strengthen our ability to compete in developing markets.”
“This is a very exciting day for the people of Synthes and DePuy as we become one comprehensive enterprise dedicated to advancing patient care through innovative, total solutions that are developed from a deep understanding of our customers’ needs,” said Michel Orsinger, Worldwide Chairman, Global Orthopaedics Group, and former CEO of Synthes. “We are building on the legacy and strengths of two great companies to create one organization that will be agile and responsive in today’s evolving health care environment.”

Under the terms of the agreement, each share of Synthes common stock will be exchanged for CHF55.65 in cash and 1.7170 shares of Johnson & Johnson common stock.  Cash will be provided for fractional shares. Further information regarding closing instructions for Synthes shareholders can be found on www.investor.jnj.com or www.Synthes.com.

About Johnson & Johnson
Caring for the world, one person at a time, inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 129,000 employees at more than 250 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

NOTE TO INVESTORS

(This communication contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson.  Risks and uncertainties include, but are not limited to, general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; challenges to patents; significant adverse litigation; impact of business combinations; financial distress and bankruptcies experienced by significant customers and suppliers; changes to governmental laws and regulations and domestic and foreign health care reforms; trends toward health care cost containment; increased scrutiny of the health care industry by government agencies; changes in behavior and spending patterns of purchasers of health care products and services; financial instability of international economies and sovereign risk; disruptions due to natural disasters; manufacturing difficulties or delays; product efficacy or safety concerns resulting in product recalls or regulatory action. In addition, there are risks and uncertainties related to Johnson & Johnson’s ability to successfully integrate the businesses of DePuy and Synthes, as well as the ability to ensure continued performance or market growth of Synthes’ products. A further list and description of these risks, uncertainties and other factors and the general risks associated with the respective businesses of Johnson & Johnson and Synthes can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 1, 2012, and Synthes’ 2011 Audited Financial Statements. Copies of these filings, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com, www.synthes.com or on request from Johnson & Johnson.  Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)

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